Exhibit 10.3


                                                                As of
$12,600,000                                                     October 15, 1999

                                 PROMISSORY NOTE

                  FOR VALUE RECEIVED, Entrade Inc., a Pennsylvania corporation ("Payor"), hereby promises to pay to the order of DON HAIDL ("Payee") at 3420 Via Oporto, Suite 204, Newport Beach, California 92663-3938, or at such other address as Payee may specify to Payor in writing, in lawful money of the United States of America and in immediately available funds, TWELVE MILLION SIX HUNDRED THOUSAND dollars ($12,600,000.00), in three installments as follows: $3,150,000 on April 1, 2000, $3,150,000 on October 1, 2000 and $6,300,000 on October 1,
2001. Payor hereby further promises to pay to Payee interest on the principal amount hereof outstanding from time to time, in like money and at the same address, at an annual rate of eight percent (8%) in quarterly installments in arrears commencing on January 1, 2000, and continuing on the 1st day of each April, July, October, and January thereafter until the principal amount hereof is paid in full.

                  This Note is one of a series of Promissory Notes in the aggregate principal amount of $18,800,000 delivered pursuant to a Stock Purchase Agreement (the "Stock Purchase Agreement") among Payor, Public Liquidation Systems, Inc., Asset Liquidation Group, Inc., Payee, Peggy Haidl, as Trustee of the Capital Direct 1999 Trust and of the Core Capital IV Trust, and Corey P.
Schlossmann, in partial consideration of the purchase by Payor of all of the outstanding shares of the capital stock of Public Liquidation Systems, Inc. and Asset Liquidation Group, Inc. (together, the "Company") owned by Peggy Haidl, as Trustee of the Capital Direct 1999 Trust and of the Core Capital IV Trust, Corey
P. Schlossmann and Payee. Payor has also issued and delivered to Payee, Peggy Haidl, as Trustee of the Capital Direct 1999 Trust and of the Core Capital IV Trust, and Corey P. Schlossmannn, as additional consideration under the Stock Purchase Agreement, 1,570,000 shares of its Common Stock and has agreed to register the sale of such shares under a Stock Restriction and Registration Rights Agreement, dated the date hereof, among Payor, Payee, Peggy Haidl, as Trustee of the Capital Direct 1999 Trust and of the Core Capital IV Trust, and Corey P. Schlossmann (the "Registration Rights Agreement"). This Note is the absolute and unconditional obligation of Payor and is not subject to offset or deduction.

1.       Prepayment.

         1.1 Payor may prepay all or any portion of the principal amount of this Note at any time and from time to time; provided that the amount of such prepayment shall be not less than $50,000.

         1.2 Payor shall prepay this Note if (i) Payor or any member of the consolidated (as defined for purposes of generally accepted accounting principles) group of companies of which Payor is a member (a "Consolidated Affiliate"), other than the Company, incurs or otherwise becomes liable to a creditor which is not Payor or any Consolidated Affiliate for any indebtedness either for borrowed money for or as a deferred payment of all or any portion of the purchase price paid or payable as consideration for any acquisition of another business by merger, consolidation, purchase of securities, purchase of assets or otherwise, whether directly or as a guarantor or otherwise, or Payor or any Consolidated Affiliate subjects any of its assets to any encumbrance to secure any such indebtedness, whether or not it is otherwise liable therefor (all of the foregoing are referred to as "Acquisition Debt") or (ii) Payor or any Consolidated Affiliate, other than the Company, receives funds from the Company that it utilizes, directly or indirectly, as all or any portion of the purchase price paid or payable as consideration for any acquisition of another business by merger, consolidation, purchase of stock, purchase of assets or otherwise ("Company Funded Consideration"). The amount of such required prepayment shall be equal to twenty-five percent of the principal amount of the Acquisition Debt or Company Funded Consideration. If it is a Consolidated Affiliate that incurs the Acquisition Debt or receives the Company Funded Consideration, then, prior to, and as a condition of, such incurrence or receipt, either (a) such Consolidated Affiliate shall become jointly and severally liable as a Payor hereunder with respect to any prepayment obligation of Payor that matures as the result of such incurrence or receipt pursuant to an instrument in form and substance reasonably satisfactory to Payee or (b) Payor shall deliver to Payee a certificate executed on behalf of Payor by its chief executive officer or chief financial officer demonstrating to the reasonable satisfaction of Payee the ability of Payor to comply fully with its prepayment obligation that matures as a result of such incurrence or receipt.

         1.3 Payor shall also prepay this Note on such date as it receives the proceeds of any public offering of its Common Stock pursuant to a registration statement filed and effective under the Securities Act of 1933, as amended. The amount of such required prepayment shall be the product obtained by multiplying the then outstanding principal amount hereof by a faction, the numerator of which is the lesser of $30,000,000 or the net proceeds of such offering to Payor, after deducting underwriters = discounts or commissions if any, and all of the expenses of such offering, and the denominator of which is $30,000,000.

         1.4 Notwithstanding Sections 1.2 and 1.3, Payor shall not be required to prepay any portion of the principal amount hereof upon (i) the incurrence of any Acquisition Debt or (ii) the receipt of net proceeds from a public offering of its Common Stock of less than $30,000,000 or (iii) the receipt by Payor or any Consolidated Affiliates, other than the Company, of Company Funded Indebtedness if, in the case of (i), (ii) or (iii), the Company so elects by written notice to Payee, in which event the provisions of Section 5 of the Registration Rights Agreement shall apply.

         1.5 Any optional or mandatory prepayment shall be applied, first, to the payment of all accrued and unpaid interest on the amount so prepaid to the date of such prepayment and then to the remaining installments of principal due hereunder in the inverse order of their maturity.




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




2.       Covenants

         2.1 So long as any portion of the principal amount of or interest on this Note remains outstanding and unpaid,

                  2.1.1 Payor shall provide to Payee written notice of the occurrence of any of the following events not later than fifteen calendar days following the later of such occurrence or Payors knowledge thereof: (i) the Internal Revenue Service or any other federal, state or local taxing authority shall allege any default by Payor or any subsidiary of Payor in the payment of any tax or make any assessment in respect thereof and such default or assessment is reasonably expected to have a material adverse effect on the financial position, operations, assets or business of Payor; or (ii) any litigation or proceeding shall be brought against Payor or any Consolidated Affiliate before any court or administrative agency which, if successful, is reasonably expected to have a material adverse effect on the financial position, operations, assets or business of Payor or any Consolidated Affiliate.

                  2.1.2 The indebtedness represented by this Note shall not be subordinated or rendered junior in right of payment to any other indebtedness of Payor.


         2.2 If an Event of Default or an event which, with notice or lapse of time or both, would become an Event of Default hereunder occurs and so long as such Event of Default continues, uncured and unwaived, Payor shall not declare, pay or make any dividend or distribution (in cash, property or obligations) on any shares of its capital stock then outstanding or on any warrants, options or other rights with respect to any class of its capital stock or apply or permit any of its subsidiaries to apply any of its funds, property or assets to the purchase, redemption, sinking fund or other retirement of, or agree, or permit any of its subsidiaries to agree, to purchase or redeem, or set aside funds to purchase or redeem, any shares of any class of its capital stock then outstanding or any warrants, options or other rights with respect to any class of its capital stock unless, in each case, the Company demonstrates to the reasonable satisfaction of Payee that the taking of such action would not impair the business, assets, liabilities or financial condition of Payor or the ability of Payor to make any payment of principal or interest when due hereunder.

3.       Default

         If any of the following events (each, an "Event of Default") shall occur:

         3.1 Payor shall fail to pay any prepayment or any installment of principal or interest within ten calendar days following the due date thereof; or



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




         3.2 (i) a decree or order by a court having jurisdiction in the premises shall have been entered for relief in respect of Payor or any Consolidated Affiliate under Title 11 of the United States Code, as now constituted or as hereafter amended (the "Bankruptcy Code"), or under any other applicable Federal or State law, or (ii) a receiver, custodian, liquidator, assignee, trustee, sequestrator or other similar official of Payor or any Consolidated Affiliate or of any substantial part of its assets or property shall have been appointed; or (iii) Payor or any Consolidated Affiliate shall file a petition or answer or consent seeking relief under the Bankruptcy Code, or under any other applicable Federal or State law or (iv) Payor or any Consolidated Affiliate shall make an assignment for the benefit of creditors or admit in writing its inability to pay its debts generally as they become due or take action in furtherance of any such action and, with respect to (i) or (ii), either (a) Payor or such Consolidated Affiliate shall consent to such decree, order or appointment or (b) any such decree, order or appointment shall continue unstayed and in effect for a period of sixty (60) consecutive calendar days; unless, if any of the foregoing events occurs by or with respect to a Consolidated Affiliate, such event does not and will not impair the business, assets, liabilities or financial condition of Payor or the ability of Payor to make any payments of principal or interest when due hereunder; or

         3.3 the Company shall incur any obligation for borrowed money to a creditor that is not Payor or a Consolidated Affiliate, whether directly or as a guarantor or otherwise, or subject any of its assets to any encumbrance to secure any such indebtedness, whether or not it is otherwise liable therefor, without the prior written consent of Payee; provided, however, that Payee shall not unreasonably withhold or delay such consent nor shall prepayment of all or any portion of the Note be a condition of such consent if, in each case, such indebtedness is solely for the benefit of the Company and is not for the benefit of Payor or any other Consolidated Affiliate; or

         3.4 any representation made by Payor under any of the following provisions of the Stock Purchase Agreement, namely Sections 5(a) through 5(f), inclusive, paragraphs (i), (ii), (vii), (ix), (x), (xii), (xiii) (xiv) or (xv) (insofar as such paragraph (xv) applies to any of the other provisions of the Stock Purchase Agreement referred to in this Section 3.4) of Section 5(g),
Section 5(n), Section 5(o), Section 5(s) or Section 5(t), shall prove to have been false or misleading in any material respect when made unless (a) such misrepresentation is based upon a misrepresentation made to Payor by a third party, (b) Payor demonstrates to the reasonable satisfaction of Payee that it has contractual or other recourse against such third party that, if successfully pursued, could reasonably be expected to provide full compensation to Payor for the misrepresentation by such third party, (c) Payor initiates and diligently pursues such recourse, (d) Payor keeps Payee fully informed as to the progress thereof; provided, however that, if, notwithstanding the foregoing, Payee determines that such misrepresentation creates an imminent danger that Payor will fail to make any payment of principal or interest when due under this Note, it shall so notify Payor, in which event such misrepresentation shall be an Event of Default hereunder; or






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




         3.5 any material default shall occur and be continuing for forty-five calendar days following notice thereof from Payee to Payor in the due observance or performance by Payor of any material covenant, agreement or condition of Payor contained herein or in the Registration Rights Agreement; or

         3.6 any material default shall occur and be continuing for forty-five calendar days following notice thereof from Payee to Payor in the due observance or performance by Payor of the provisions of Section 9 in the Stock Purchase Agreement; or

         3.7 Payor or any Consolidated Affiliate shall suspend or discontinue its business for thirty calendar days or more, other than such a discontinuance as the result of the sale of the business for fair market value, and, if such event occurs with respect to a Consolidated Affiliate, such business shall not be resumed and continued by Payor or any other Consolidated Affiliate, then, the entire outstanding principal balance hereof (including accrued but unpaid interest thereon) shall be immediately due and payable without presentment, demand, protest or other notice and Payee may proceed to protect and enforce Payee=s rights either by suit in equity or by action at law, or both, whether for the specific performance of any covenant, condition or agreement contained in this Note or in aid of the exercise of any power granted in this Note, or proceed to enforce the payment of this Note or to enforce any other legal or equitable right of Payee hereunder.

4.       Waivers.

         Payor, for itself, its legal representatives, successors and assigns, expressly waives, to the extent not specifically provided for herein, presentment, protest, demand, notice of dishonor, notice of nonpayment, notice of maturity, notice of protest, presentment for the purpose of accelerating maturity and diligence in collection.

5.       Attorneys= Fees.

         If it should become necessary or advisable to employ counsel to collect this Note, Payor agrees to pay the reasonable attorneys= fees and costs of the holder hereof, whether or not suit is brought. Further, all attorneys= fees incurred by Payee in enforcement of a judgment are recoverable separately from any attorneys= fees as aforementioned. In addition, this post-judgment attorneys= fees provision is intended to be severable from the other provisions of this Note and is further intended to survive any judgment and is not to be deemed merged into such judgment.

6.       Amendments.

         This Note may only be changed, modified, amended or terminated by a writing signed by both parties.











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




7.       Governing Law.

         This Note shall be governed by, and construed and enforced in accordance with, the internal laws of the State of Delaware applicable to instruments made and to be performed entirely in such jurisdiction without giving effect to the conflicts of laws principles thereof.


                                    ENTRADE, INC.


                                    By:/s/John Hamm
                                       ---------------------------
                                       Executive Vice President
















































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